Exhibit 99.1

FutureFuel Releases Second Quarter 2022 Results

FutureFuel Second Quarter Net Loss of $3.1 Million

Reports Net Loss of $3.1 Million or $0.07 per Diluted Share, and Adjusted EBITDA of $18.7 Million

CLAYTON, Mo., August 8, 2022 (GLOBE NEWSWIRE) -- FutureFuel Corp. (NYSE:FF) (“FutureFuel”), a manufacturer of custom and performance chemicals and biofuels, today announced financial results for the second quarter ended June 30, 2022.

Second quarter 2022 Financial Highlights (all comparisons are with the second quarter of 2021)

●	Revenues were $117.8 million, up 59% from $74.1 million
●	Adjusted EBITDA was $18.7 million, up from $4.7 million (see reconciliation table below)
●	Net loss was $3.1 million, or $0.07 per diluted share, down from net income of $3.5 million, or $0.08 per diluted share.

Six months 2022 Financial Highlights (all comparisons are with the first half of 2021)

●	Revenues were $160.1 million, up 38% from $115.6 million
●	Adjusted EBITDA was $20.8 million, up from ($3.2) million (see reconciliation table below)
●	Net loss was $15.5 million, or $0.35 per diluted share, down from net loss of $5.3 million, or $0.12 per diluted share.

“At the time of the release of our First Quarter 2022 results, we reported that our biodiesel business was dealt a blow when unprecedented volatility towards the expiry of the New York Mercantile Exchange May heating oil contract, caused FutureFuel to incur approximately $12 million of realized derivative losses during April. The impact of that event can clearly be seen in our results today. We have since amended our derivative strategy to help protect against this basis risk exposure and mitigate against the impacts of any recurrence of those market conditions. The outlook for our biodiesel segment now looks strong for the balance of the year.

We are increasingly encouraged by developments in our Chemicals segment. As well as various active projects to bring new products to our site, we have added the manufacturing capability to meet the requirements of the FDA Current Good Manufacturing Practice (CGMP) regulations. This will open up additional opportunities to our company, particularly in the field of pharmaceutical intermediates.” said Tom McKinlay, Chief Executive Officer for FutureFuel Corp.

2022 Cash Dividends

FutureFuel paid a regular quarterly cash dividend in the amount of $0.06 per share on our common stock in the second quarter of 2022. The remaining quarterly dividends of $0.06 per share are expected to be paid in September and December.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, include dollars in thousands, except per share amounts:

FutureFuel Corp.

Certain Financial and Operating Metrics (Unaudited)

	Three Months Ended June 30,
			Dollar	%
	2022	2021	Change	Change
Revenue	$117,796	$74,118	$43,678	59%
Loss from operations	$(1,515)	$(2,003)	$488	24%
Net (loss) income	$(3,104)	$3,481	$(6,585)	n/a
(Loss) earnings per common share:
Basic	$(0.07)	$0.08	$(0.15)	n/a
Diluted	$(0.07)	$0.08	$(0.15)	n/a
Adjusted EBITDA	$18,709	$4,668	$14,041	301%

	Six Months Ended June 30,
			Dollar	%
	2022	2021	Change	Change
Revenue	$160,057	$115,634	$44,423	38%
Loss from operations	$(11,122)	$(15,061)	$3,939	26%
Net loss	$(15,502)	$(5,292)	$(10,210)	(193%)
Loss per common share:
Basic	$(0.35)	$(0.12)	$(0.23)	(192%)
Diluted	$(0.35)	$(0.12)	$(0.23)	(192%)
Adjusted EBITDA	$20,807	$(3,157)	$23,964	n/a

Financial and Business Summary

Consolidated sales revenue in the three and six months ended June 30, 2022 increased $43,678 and $44,423 compared to the three and six months ended June 30, 2021. These increases resulted from increased sales price in the biofuels segment, and to a lesser extent, from increased prices in the chemicals segment.  The increase was partially reduced by lower sales volumes in biofuels for both the three-and six-month periods and from lower sales volumes in the chemical segment in the three-month period ending June 30, 2022.

Loss from operations in the three months ended June 30, 2022 improved $488 compared to the three months ended June 30, 2021. This improvement primarily resulted from increased margins from the biofuels segment.  Mostly offsetting this increase was the change in the activity in derivative instruments with a loss of $17.5 million in the current three-month period, as compared to $5.4 million in the same period of 2021. We experienced unprecedented volatility in the heating oil futures market which resulted in losses that were not fully recoverable on fuel sold. We have amended our derivative execution strategy to help mitigate reoccurrence.

Loss from operations in the six months ended June 30, 2022 improved $3,939 compared to the six months ended June 30, 2021. This improvement primarily resulted from increased margins from biofuels and the prior year period exorbitantly high natural gas prices experienced in the February 2021 Winter Storm Uri.  Mostly offsetting this increase was the change in the activity in derivative instruments with a loss of $26.6 million in the current six-month period as compared to $8.0 million in the same period of 2021.

Capital Expenditures

Capital expenditures were $1,895 in the first six months of 2022, compared with $488 in the same period in 2021.

Cash and Cash Equivalents and Marketable Securities

Cash and cash equivalents and marketable securities totaled $168,580 as of June 30, 2022, compared with $184,711 as of December 31, 2021.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products and biofuels. FutureFuel's chemicals segment manufactures specialty chemicals for specific customers (“custom chemicals”) as well as multi-customer specialty chemicals (“performance chemicals”). FutureFuel’s custom manufacturing product portfolio includes proprietary agrochemicals, adhesion promoters, a biocide intermediate, and an antioxidant precursor. FutureFuel’s performance chemicals products include a portfolio of proprietary nylon and polyester polymer modifiers and several small-volume specialty chemicals and solvents for diverse applications. FutureFuel’s biofuels segment primarily produces and sells biodiesel to its customers. Please visit www.futurefuelcorporation.com for more information.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements deal with FutureFuel’s current plans, intentions, beliefs, and expectations, and statements of future economic performance. Statements containing such terms as “believe,” “do not believe,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements. In addition, from time-to-time FutureFuel or its representatives have made or will make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that the company makes with United States Securities and Exchange Commission (the “SEC”), in press releases, or in oral statements made by or with the approval of one of FutureFuel’s authorized executive officers.

These forward-looking statements are subject to certain known and unknown risks and uncertainties, including, but not limited to the COVID-19 pandemic and the response thereto, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in FutureFuel’s Form 10-K Annual Report for the year ended December 31, 2021 and in its future filings made with the SEC. An investor should not place undue reliance on any forward-looking statements contained in this document, which reflect FutureFuel management’s opinions only as of their respective dates. Except as required by law, the company undertakes no obligation to revise or publicly release the results of any revisions to forward-looking statements. The risks and uncertainties described in this document and in current and future filings with the SEC are not the only ones faced by FutureFuel. New factors emerge from time to time, and it is not possible for the company to predict which will arise. There may be additional risks not presently known to the company or that the company currently believes are immaterial to its business. In addition, FutureFuel cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. If any such risks occur, FutureFuel’s business, operating results, liquidity, and financial condition could be materially affected in an adverse manner. An investor should consult any additional disclosures FutureFuel has made or will make in its reports to the SEC on Forms 10-K, 10-Q, and 8-K, and any amendments thereto. All subsequent written and oral forward-looking statements attributable to FutureFuel or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

Non-GAAP Financial Measures

In this press release, FutureFuel used adjusted EBITDA as a key operating metric to measure both performance and liquidity. Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities (each as determined in accordance with GAAP), as a measure of performance or liquidity. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. FutureFuel defines adjusted EBITDA as net income before interest, income taxes, depreciation, and amortization expenses, excluding, when applicable, non-cash share-based compensation expense, public offering expenses, acquisition-related transaction costs, purchase accounting adjustments, loss on disposal of property and equipment, gains or losses on derivative instruments, other non-operating income or expense. Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation and liquidity of FutureFuel’s business. FutureFuel’s calculation of adjusted EBITDA may be different from similarly titled measures used by other companies; therefore, the results of its calculation are not necessarily comparable to the results of other companies.

Adjusted EBITDA allows FutureFuel’s chief operating decision makers to assess the performance and liquidity of FutureFuel’s business on a consolidated basis to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to fund capital expenditures, and to pay dividends. In particular, FutureFuel management believes that adjusted EBITDA permits a comparative assessment of FutureFuel’s operating performance and liquidity, relative to a performance and liquidity based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among its operating segments without any correlation to their underlying operating performance, and of non-cash stock-based compensation expense, which is a non-cash expense that varies widely among similar companies, and gains and losses on derivative instruments, whose immediate recognition can cause net income to be volatile from quarter to quarter due to the timing of the valuation change in the derivative instruments relative to the sale of biofuel.

A table included in this earnings release reconciles adjusted EBITDA with net income, the most directly comparable GAAP performance financial measure, and a table reconciles adjusted EBITDA with cash flows from operations, the most directly comparable GAAP liquidity financial measure.

FutureFuel Corp.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	(Unaudited)
	June 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$129,154	$137,521
Accounts receivable, inclusive of the blenders' tax credit of $13,084 and $8,232 and net of allowances for bad debt of $87 and $67, respectively	37,566	29,374
Inventory	31,584	26,920
Marketable securities	39,426	47,190
Other current assets	15,113	14,828
Total current assets	252,843	255,833
Property, plant and equipment, net	79,145	82,901
Other assets	5,398	5,596
Total noncurrent assets	84,543	88,497
Total Assets	$337,386	$344,330
Liabilities and Stockholders’ Equity
Accounts payable, inclusive of the blenders' tax credit rebates due customers of $890 and $890, respectively	$42,051	$22,823
Dividends payable	5,252	-
Other current liabilities	13,513	12,233
Total current liabilities	60,816	35,056
Deferred revenue – long-term	12,046	16,755
Other noncurrent liabilities	1,718	3,591
Total noncurrent liabilities	13,764	20,346
Total liabilities	74,580	55,402
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value, 75,000,000 shares authorized, 43,763,243, issued and outstanding at June 30, 2022 and December 31, 2021	4	4
Accumulated other comprehensive income	61	178
Additional paid in capital	282,443	282,443
Retained earnings (accumulated deficit)	(19,702)	6,303
Total Stockholders’ Equity	262,806	288,928
Total Liabilities and Stockholders’ Equity	$337,386	$344,330

FutureFuel Corp.

Condensed Consolidated Statements of Operations

and Comprehensive Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$117,796	$74,118	$160,057	$115,634
Cost of goods sold and distribution	116,819	74,161	166,235	126.413
Gross profit (loss)	977	(43)	(6,178)	(10,779)
Selling, general, and administrative expenses	1,737	1,162	3,510	2,710
Research and development expenses	755	798	1,434	1,572
Total operating expenses	2,492	1,960	4,944	4,282
Loss from operations	(1,515)	(2,003)	(11,122)	(15,061)
Other (expense) income, net	(2,527)	1,015	(6,022)	913
Loss before income taxes	(4,042)	(988)	(17,144)	(14,148)
Income tax benefit	(938)	(4,469)	(1,642)	(8,856)
Net (loss) income	$(3,104)	$3,481	$(15,502)	$(5,292)

(Loss) earnings per common share
Basic	$(0.07)	$0.08	$(0.35)	$(0.12)
Diluted	$(0.07)	$0.08	$(0.35)	$(0.12)
Weighted average shares outstanding
Basic	43,763,243	43,754,232	43,763,243	43,748,768
Diluted	43,763,243	43,754,422	43,763,243	43,748,768

Comprehensive (loss) income
Net (loss) income	$(3,104)	$3,481	$(15,502)	$(5,292)
Other comprehensive (loss) income from unrealized net (loss) gain on available-for-sale debt securities	(86)	60	(148)	-
Income tax effect	18	(16)	31	-
Total other comprehensive (loss) income, net of tax	(68)	44	(117)	-
Comprehensive (loss) income	$(3,172)	$3,525	$(15,619)	$(5,292)

FutureFuel Corp.

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities
Net loss	$(15,502)	$(5,292)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	5,276	5,231
Amortization of deferred financing costs	48	47
Benefit for deferred income taxes	(1,672)	(8,881)
Change in fair value of equity securities	7,339	222
Change in fair value of derivative instruments	(2,388)	1,136
(Gain) loss on the sale of investments	27	(758)
Loss on disposal of property and equipment	50	-
Impairment of intangible asset	-	1,315
Noncash interest expense	17	16
Changes in operating assets and liabilities:
Accounts receivable	(8,172)	(9,946)
Accounts receivable – related parties	(20)	1,405
Inventory	(4,664)	(19,625)
Income tax receivable	(20)	801
Prepaid expenses	1,773	1,977
Prepaid expenses – related parties	(8)	(12)
Other assets	125	635
Accounts payable	19,171	23,074
Accounts payable – related parties	326	7,959
Accrued expenses and other current liabilities	(659)	7
Accrued expenses and other current liabilities – related parties	(1)	-
Deferred revenue	(2,769)	(1,318)
Other noncurrent liabilities	(187)	(342)
Net cash used in operating activities	(1,910)	(2,349)
Cash flows from investing activities
Collateralization of derivative instruments	383	(2,060)
Purchase of marketable securities	-	(19,170)
Proceeds from the sale of marketable securities	250	37,873
Proceeds from the sale of property and equipment	56	-
Proceeds from the sale of intangible asset	-	93
Capital expenditures	(1,895)	(488)
Net cash (used in) provided by investing activities	(1,206)	16,248
Cash flows from financing activities
Proceeds from the issuance of stock	-	231
Payment of dividends	(5,251)	(114,658)
Net cash used in financing activities	(5,251)	(114,427)
Net change in cash and cash equivalents	(8,367)	(100,528)
Cash and cash equivalents at beginning of period	137,521	198,122
Cash and cash equivalents at end of period	$129,154	$97,594

Cash paid for interest	$-	$43
Cash paid for income taxes	$276	$79
Noncash investing and financing activities:
Noncash capital expenditures	$95	$51
Noncash operating leases	$-	$269

FutureFuel Corp.

Reconciliation of Non-GAAP Financial Measure to Financial Measure

(Dollars in thousands)

(Unaudited)

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net (loss) income	$(3,104)	$3,481	$(15,502)	$(5,292)
Depreciation	2,706	2,623	5,276	5,231
Non-cash stock-based compensation	-	-	-	-
Interest and dividend income	(747)	(790)	(1,411)	(1,795)
Non-cash interest expense and amortization of deferred financing costs	33	31	65	63
Losses on disposal of property and equipment	44	-	50	-
Losses on derivative instruments	17,476	5,404	26,605	8,029
Loss (gain) on marketable securities	3,239	(1,612)	7,366	(537)
Other income	-	-	-	-
Income tax benefit	(938)	(4,469)	(1,642)	(8,856)
Adjusted EBITDA	$18,709	$4,668	$20,807	$(3,157)

Reconciliation of Adjusted EBITDA to Net Cash Used in Operating Activities

	Six Months Ended June 30,
	2022	2021
Net cash used in operating activities	$(1,910)	$(2,349)
Benefit for deferred income taxes	1,672	8,881
Interest and dividend income	(1,411)	(1,795)
Income tax benefit	(1,642)	(8,856)
Loss on derivative instruments	26,605	8,029
Change in fair value of derivative instruments	2,388	(1,136)
Change in operating assets and liabilities, net	(4,895)	(4,615)
Impairment of intangible asset	-	(1,315)
Other	-	(1)
Adjusted EBITDA	$20,807	$(3,157)

FutureFuel Corp.

Condensed Consolidated Segment Income

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue
Custom chemicals	$12,266	$12,260	$27,981	$22,935
Performance chemicals	5,928	3,287	11,774	8,722
Chemicals revenue	$18,194	$15,547	$39,755	$31,657
Biofuels revenue	99,602	58,571	120,302	83,977
Total Revenue	$117,796	$74,118	$160,057	$115,634

Segment gross profit (loss)
Chemicals	$4,196	$4,285	$9,614	$2,984
Biofuels	(3,219)	(4,328)	(15,792)	(13,763)
Total gross profit (loss)	977	(43)	(6,178)	(10,779)

Depreciation is allocated to segment cost of goods sold based on plant usage. The total assets and capital expenditures of FutureFuel have not been allocated to individual segments as large portions of these assets are shared to varying degrees by each segment, causing such an allocation to be of little value.

COMPANY CONTACT

FutureFuel Corp.

Tom McKinlay

(314)854-8352

www.futurefuelcorporation.com